UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2025

Hut 8 Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-41864	92-2056803
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Brickell Avenue, Suite 1500, Miami, Florida	33131
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (305) 224 6427

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading	Name of each exchange on which registered
Common Stock, par value $0.01 per share	HUT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 25, 2025, Hut 8 MB One LLC, a Delaware limited liability company (the “Borrower”), Hut 8 Mining Holding Corp., a British Columbia corporation (“Pledgor”), each a wholly-owned subsidiary of Hut 8 Corp. (the “Company”), entered into a credit agreement (the “Credit Agreement”) by and among the Borrower, as borrower, Pledgor, as pledgor, and Two Prime Lending Limited (“Two Prime”), as lender and administrative agent.

The Credit Agreement provides for a revolving credit facility of up to $200 million. Amounts borrowed under the Credit Agreement will bear interest at a rate equal to 7.99% per annum. The facility will mature 364 days after the date of the first borrowing (the “Maturity Date”). The Borrower may prepay any outstanding amounts borrowed, in whole or in part, without premium or penalty, at any time prior to the Maturity Date. Amounts prepaid may be reborrowed, in whole or in part, at any time prior to the Maturity Date.

The funds made available pursuant to the Credit Agreement are expected to be used for general corporate purposes. The Borrower’s obligations under the Credit Agreement are secured by the Pledgor’s interest in certain Bitcoin (the “Collateral”) held in the custody of BitGo Trust Company, Inc. (“Custodian”) and Two Prime’s recourse under the Credit Agreement is limited to the Collateral.

If the ratio between the fair value of the Collateral and the aggregate principal amount outstanding under the facility (the “Actual Margin Ratio”) at any time during the term is equal to or less than 135%, a margin call event occurs. Upon a margin call event, Two Prime may deliver a notice to the Borrower requiring additional collateral be posted such that the Actual Margin Ratio is equal to 160% after taking into account the additional collateral. Two Prime cannot deliver more than one margin call notice per calendar day.

The Borrower has the right to request that a portion of the Collateral be released by the Custodian if the Actual Margin Ratio is equal to or greater than 190% for three consecutive calendar days and certain other conditions are satisfied.

The Custodian does not have any right to lend, pledge, hypothecate or re-hypothecate the posted Collateral. If certain events of default as defined in the Credit Agreement occur, Two Prime may exercise all of the rights, powers and remedies in respect of the Collateral of a secured party under the Uniform Commercial Code as in effect in the State of New York, such as, among others, the right to use the Collateral to satisfy payments outstanding, transfer the Collateral into its own name, and sell, assign, or otherwise dispose of the Collateral.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of August 25, 2025, between Hut 8 MB One LLC, Hut 8 Mining Holding Corp. and Two Prime Lending Limited.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUT 8 CORP.
(Registrant)

Date: August 29, 2025
	By:	/s/ Victor Semah
		Name:	Victor Semah
		Title:	Chief Legal Officer & Corporate Secretary

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